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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 3                                                WASHINGTON, D.C. 20549
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person          2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
Ray                  Paul               L.          (Month/Day/Year)       Image Guided Technologies, Inc./IGTI
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)       10/21/96            5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-    X  Director           10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
5710-B Flatiron Parkway                             Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)          X   title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                             Chief Executive Officer              Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
Boulder               CO              80301                                                                    ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock, no par value                                 6,086                           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
                                 (Print or Type Responses)                                                         SEC 1473 (7-96)
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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          of                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Stock Options (Right to Buy)          (1)    3/14/01      Common Stock,      10,000     $1.6656          D
                                                          no par value
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Stock Options (Right to Buy)          (2)    5/31/01      Common Stock,       7,945     $1.2375          D
                                                          no par value
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Stock Options (Right to Buy)          (3)    5/31/01      Common Stock,      72,054     $1.2375          D
                                                          no par value
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Stock Options (Right to Buy)          (4)    6/22/02      Common Stock,      40,000     $1.250           D
                                                          no par value
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Stock Options (Right to Buy)          (5)    9/3/01       Common Stock,       6,400     Est $5.000       D
                                                          no par value                  (6)
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Explanation of Responses:

(1)  Fully exercisable.

(2)  Fully exercisable.

(3)  Granted 6/1/94, exercisable 1/6 six months after employment and 1/12 quarterly thereafter.

(4)  Granted 6/23/95, exercisable 1/6 after six months and 1/12 quarterly thereafter.

(5)  Granted 9/4/96, exercisable 1/6 after six months and 1/12 quarterly thereafter.

(6)  Initial Public Offering Price.



                                                                               /s/ PAUL L. RAY
                                                                       -------------------------------------    October 10, 1996
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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                                                                                                                   SEC 1473 (7-96)
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